CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the use in this Registration Statement on Form N-14 of our report dated February 6, 2003, relating to the financial statements of TS&W Small Cap Value Fund LLC for the fiscal year ended December 31, 2002. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.



/s/ Goodman & Company

Richmond, Virginia

May 30, 2003